Exhibit 10.ll

Regis Corporation

Short Term Incentive Compensation Plan

TABLE OF CONTENTS

ARTICLE I	ESTABLISHMENT AND PURPOSE
1.1	Establishment
1.2	Purposes
ARTICLE II	DEFINITIONS
2.1	Affiliate
2.2	Appendix
2.3	Award
2.4	Beneficiary
2.5	Board of Directors or Board
2.6	Cause
2.7	Change in Control
2.8	Code
2.9	Committee
2.10	Company
2.11	Covered Employee
2.12	Disability
2.13	Effective Date
2.14	Participant
2.15	Performance Goals
2.16	Plan
2.17	Representative
2.18	Termination of Employment
ARTICLE III	ADMINISTRATION
3.1	Committee Structure and Actions
3.2	Committee Authority
ARTICLE IV	ELIGIBILITY
4.1	Eligibility
ARTICLE V	AWARDS
5.1	General
5.2	Award Amounts
5.3	Performance Goals
5.4	Payments
5.5	Termination of Employment Due to Death, Disability or Other Reason
5.6	Election to Defer
ARTICLE VI	CHANGE IN CONTROL PROVISIONS
6.1	Impact of Event
ARTICLE VII	MISCELLANEOUS
7.1	Amendment and Termination
7.2	Unfunded Status of Plan
7.3	Provisions Relating to Internal Revenue Code Section 162(m)
7.4	No Additional Obligation
7.5	Withholding
7.6	Controlling Law
7.7	Offset
7.8	Nontransferability; Beneficiaries
7.9	No Rights with Respect to Continuance of Employment
7.10	Headings
7.11	Severability
7.12	Successors and Assigns
7.13	Entire Agreement

i

REGIS CORPORATION

SHORT TERM INCENTIVE COMPENSATION PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1           Establishment.  The Regis Corporation Short Term Incentive Compensation Plan (“Plan”), as originally established on June 30, 1998, is hereby amended and restated by Regis Corporation (“Company”), effective as of the Effective Date.  The Plan shall remain in effect for a period of five years and shall terminate on the fifth anniversary of the Effective Date unless earlier determined by the Committee.

1.2           Purposes.  The purposes of the Plan are to enhance the value of the Company by providing an annual incentive for the achievement of one or more of the performance goals set out in Section 5.3(b) (“Performance Goals”) and selected by the Committee for the applicable fiscal year;  to link a significant portion of a Participant’s annual compensation to the achievement of one or more of the Performance Goals; and to attract, motivate and retain employees on a competitive basis by making awards based on annual achievement of Performance Goals.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms are defined as set forth below:

2.1           “Affiliate”  means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

2.2           “Appendix”  means any schedule, chart or other description of the specific awards prepared each year (or more frequently) by the Committee with respect to the applicable fiscal year. Each Appendix shall be a part of this Plan as if originally set forth herein.

2.3           “Award”  means an annual incentive award granted to a Participant under the Plan.  Awards shall be subject to the terms and conditions of the Plan, and such other terms and conditions as the Committee shall deem desirable (as set out in an Appendix).

2.4           “Beneficiary”  means any person or other entity, which has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the compensation, specified under the Plan to the extent permitted.  If there is no designated beneficiary, then the term means any person or other entity entitled by will or the laws of descent and distribution to receive such compensation.

2.5           “Board of Directors” or “Board”  means the Board of Directors of the Company.

2.6           “Cause”  means, for purposes of determining whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate the written agreement or arrangement between the Participant and the Company or an Affiliate for “cause” as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term “Cause,” then “Cause” means the Participant’s intentional participation in illegal conduct which (i) is materially and directly detrimental to the financial interests of the Company or an Affiliate and (ii) results in the Participant’s conviction of a felony.

2.7           “Change in Control”  means the first to occur of any of the following events:

(1)           the acquisition by any “person,” as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 20% or more of the shares of the Company’s capital stock;

(2)           the first day on which less than two-thirds of the total membership of the Board of Directors shall be Continuing Directors (as that term is defined in Article VII of the Company’s Articles of Incorporation);

(3)           the approval by the shareholders of the Company of a merger, share exchange, or consolidation of the Company (a “Transaction”), other than a Transaction which would result in the Voting Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the Voting Stock of the Company or such surviving entity immediately after such Transaction; or

(4)           the approval by the shareholders of the Company of a complete liquidation of the Company or a sale or disposition of all or substantially all the assets of the Company.

2.8           “Code”  means the Internal Revenue Code of 1986, as amended from time to time, and any successor, along with related rules, regulations and interpretations.

2.9           “Committee”  means the committee of the Board responsible for granting Awards under the Plan, which initially shall be the Compensation Committee of the Board, until such time as the Board may designate a different committee.  The Committee shall consist solely of two or more directors, each of whom is an “outside director” under Section 162(m) of the Code.

2.10         “Company”  means Regis Corporation, a Minnesota corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

2.11         “Covered Employee”  means a “covered employee” within the meaning of Section 162(m) of the Code.

2.12         “Disability”  means a mental or physical illness that entitles a Participant to receive benefits under the long-term disability plan of the Company or an Affiliate, or if there is no such plan or the Participant is not covered by such a plan or the Participant is not an employee of the Company or an Affiliate, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant’s duties for the Company or an Affiliate.  Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a criminal offense.  The determination of Disability for purposes of this Plan shall be made by the Committee and shall not be construed to be an admission of disability for any other purpose.

2.13         “Effective Date”  means July 1, 2004.

2.14         “Participant”  means a person who satisfies the eligibility conditions of Article IV and to whom an Award has been granted by the Committee under the Plan for the applicable year.  In the event that a Representative is appointed for a Participant, then the term “Participant” shall mean such appointed Representative.  Notwithstanding the appointment of a Representative, the term “Termination of Employment” shall mean the Termination of Employment of the Participant.

2.15         “Performance Goals”  mean one or more of the performance goals set out in Section 5.3 (b) and chosen by the Committee for the applicable fiscal year.

2.16         “Plan”  means the Regis Corporation Short Term Incentive Compensation Plan, as herein set forth and as may be amended from time to time.

2.17         “Representative”  means (a) the person or entity acting as the executor or administrator of a Participant’s estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant’s primary residence at the date of the Participant’s death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; (c) the person or entity which is the beneficiary of the Participant upon or following the Participant’s death; or (d) the person to whom an Award has been permissibly transferred; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

2.18         “Termination of Employment”  means the occurrence of any act or event, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be an employee of the Company or of any Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of a business owned or operated by the Company or its Affiliates.  A Termination of Employment shall occur with respect to an employee who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

ARTICLE III

ADMINISTRATION

3.1           Committee Structure and Actions.  The Plan shall be administered by the Committee in accordance with the rules and responsibilities of the Committee.

3.2           Committee Authority.  Subject to the terms of the Plan, the Committee shall have the authority:

(1)           to select those persons to whom Awards may be granted from time to time;

(2)           to determine, whether through the use of an Appendix or otherwise, such other terms and conditions regarding any Award granted hereunder, any time or from time to time, of any Award, subject to the limitations of Section 7.1;

(3)           to determine to what extent and under what circumstances amounts payable with respect to an Award may be deferred;

(4)           to determine what legal requirements are applicable to the Plan and Awards and to require of a Participant that appropriate action be taken with respect to such requirements;

(5)           to cancel, with the consent of the Participant or as otherwise provided in the Plan, outstanding Awards;

(6)           to determine whether and with what effect an individual has incurred a Termination of Employment;

(7)           to determine whether an Award is to be adjusted, modified or prorated under the Plan;

(8)           to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of this Plan; and

(9)           to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan and to otherwise supervise the administration of the Plan.  The Committee’s policies and procedures may differ with respect to Awards granted at different times and may differ with respect to a Participant from time to time, or with respect to different Participants at the same or different times.

Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter.  All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.  Any determination shall not be subject to de novo review if challenged in court.

ARTICLE IV

ELIGIBILITY

4.1           Eligibility.  The Participants for each fiscal year (“Award Year”) shall consist of (a) the Covered Employees for the immediately preceding fiscal year, except as excluded in writing by the Committee prior to the commencement of the Award Year plus (b) any other person that the Committee expects to be a Covered Employee for the Award Year and designates as a Participant before the commencement of the Award Year.

ARTICLE V

AWARDS

5.1           General.  The Committee shall have authority to grant Awards under the Plan at any time or from time to time. Awards consist of the right to receive cash upon achievement of certain Performance Goals.  The Committee shall have complete discretion to determine the Awards granted to each Participant. The time period during which an Award shall be earned shall be the “Performance Period,” and shall be one fiscal year in length.

5.2           Award Amounts.

(a)           Target Pay-out.  The target amount that may be paid with respect to an Award (the “Target Pay-out”) shall be determined by the Committee and shall be based on a percentage of a Participant’s actual annual base salary at the time of grant (“Participation Factor”), within the range established by this Section and any Appendix to the Plan.  Any such amount shall be subject to adjustment as provided below in this Section 5.2. The Participation Factors are intended to reflect a Participant’s level of responsibility and other factors deemed appropriate by the Committee.  Accordingly, the Participation Factors will vary among the Chief Executive Officer, the Executive Vice Presidents, the Senior Vice Presidents, the Vice Presidents and other Participants. The Committee may establish curves, matrices or other measurements for prorating the amount of pay-outs for achievement of Performance Goals at less than the Target Pay-out.

(b)           Maximum Pay-out.  The Committee may also establish a maximum potential pay-out amount (the “Maximum Pay-out”) with respect to an Award of [up to 100%] of the Target Pay-out in the event that Performance Goal targets are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves, matrices or other measurements for prorating the amount of pay-outs for achievement of Performance Goals at greater than the Target Pay-out but less than the Maximum Pay-out.

(c)           Threshold Pay-out.  The Committee may also establish a minimum potential pay-out amount (the “Threshold Pay-out”) with respect to an Award of a fraction of the Target Pay-out in the event that at least a minimum percentage (established by the Committee at the time Performance Goals are established) of the Performance Goal targets are achieved. The Committee may establish curves, matrices or other measurements for prorating the amount of pay-outs for achievement of Performance Goals at greater than the Threshold Pay-out but less than the Target Pay-out.

(d)           Code Section 162(m) Maximum.  With respect to any Participant who is or may become a Covered Employee, the maximum dollar amount that may be paid under an Award shall be set at the time the Committee grants the Award and establishes Performance Goals for the Award.  The Committee shall have the discretion to decrease an Award payment, but may not under any circumstances increase such amount. Notwithstanding any other provision of this Plan, the maximum dollar amount a Plan Participant may be paid under an Award, with respect to any fiscal year is $2,000,000. The Committee may, in its discretion, decrease this maximum, but may not, under any circumstances, increase this maximum.  Additional restrictions designed to satisfy Code Section 162(m) appear in Section 12.3 below.

5.3           Performance Goals.

(a)           Establishment.  Payment under an Award shall be made to a Participant only if the Company achieves Performance Goals established by the Committee.  The Performance Goals must be set forth in writing not later than ninety (90) days after the commencement of the fiscal year to which the Performance Goals relate, provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goals; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

(b)           Criteria for Performance Goals.  Performance Goals may based on any of the following performance criteria, either alone or in any combination, as the Committee may determine:  earnings per share (“EPS”); sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin; net income margin; return on net assets; economic value added; return on total assets; return on common equity; return on total capital; total shareholder return; revenue; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA growth; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance on an absolute basis and relative to an index of earnings per share or improvements in the Company’s attainment of expense levels; and implementing or completion of critical projects.  The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify:  extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities (e.g., effect on EPS of issuance of convertible debt securities); expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements.  Any such performance criterion or combination of such criteria may apply to a Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.  Unless the Committee determines otherwise for any Performance Period, extraordinary items, such as capital gains and losses, which affect any performance criterion applicable to the Award (including but not limited to the criterion of net income) shall be excluded or included in determining the extent to which the corresponding performance goal has been achieved, whichever will produce the higher Award.  In the event applicable tax or other laws change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

5.4           Payments.  After the close of the applicable Performance Period, the Committee shall determine the extent to which the established Performance Goals have been achieved.  Before any payment is made under the Plan, the Committee must certify in writing, as reflected in its minutes, that the Performance Goals established with respect to an Award have been achieved.  Payment with respect to Awards for Covered Employees shall be a direct function of the extent to which the Company’s Performance Goals have been achieved.  The Committee may, in its discretion, reduce or eliminate the amount of payment with respect to an Award to a Covered Employee, notwithstanding the achievement of a specified performance condition.  In the event of a Participant’s Termination of Employment prior to the end of the Performance Period for any reason, the amount payable with respect to such Award will be governed by the provisions of Section 5.5.

5.5           Termination of Employment Due to Death, Disability or Other Reason.  In the event of a Termination of Employment due to death or Disability during a Performance Period, the Participant shall receive a pro rata share of the Award relating to such Performance Period.  Unless otherwise determined by the Committee, in the event that a Participant’s employment terminates for any other reason (whether or not the Termination of Employment is for Cause), all Awards not yet paid to the Participant shall be forfeited by the Participant to the Company.  Distribution of amounts with respect to earned Awards may be made at the same time payments are made to Participants who did not incur a Termination of Employment during the applicable Performance Period.

5.6           Election to Defer.  A Participant may elect to defer receipt of the payment of his or her Award for a specified period or until a specified event, subject to the Committee’s approval and to such terms as are determined by the Committee.  Subject to any exceptions adopted by the Committee, such election must be made at least one year prior to completion of the Performance Period.

ARTICLE VI

CHANGE IN CONTROL PROVISIONS

6.1           Impact of Event.  Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control prior to a Participant’s Termination of Employment any Performance Goal or other condition with respect to any Award shall be deemed to have been satisfied in full, and such Award shall be fully distributable.

ARTICLE VII

MISCELLANEOUS

7.1           Amendment and Termination.  The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Participants.  Notwithstanding the preceding sentence of this Section, no amendment to the Plan shall be effective that (a) would increase the maximum amount payable under Article V to a Participant who is a Covered Employee, (b) would change the Performance Goal criteria applicable to a Participant who is a Covered Employee for payment of Awards stated under Article V, or (c) would modify the requirements as to eligibility for participation under Article IV, unless the shareholders of the Company shall have approved such change in accordance with the requirements of Code Section 162(m). No amendment, modification or termination of the Plan may adversely affect in a material manner any right of any Participant with respect to any Award theretofore granted without such Participant’s written consent, except an amendment (a) made to cause the Plan to comply with applicable law or (b) made to permit the Company or an Affiliate a tax deduction under applicable law.

7.2           Unfunded Status of Plan.  It is intended that the Plan be an “unfunded” plan for incentive compensation.  The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

7.3           Provisions Relating to Internal Revenue Code Section 162(m).  It is the intent of the Company that Awards granted to persons who are Covered Employees shall constitute “qualified performance-based compensation” satisfying the requirements of Code Section 162(m).  Accordingly, the Plan shall be administered and the provisions of the Plan shall be interpreted in a manner consistent with Code Section 162(m).  If any provision of the Plan does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

7.4           No Additional Obligation.  Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation or benefit arrangements for its employees.

7.5           Withholding.  Awards are subject to withholding for certain federal, state, or local taxes required by law to be withheld with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

7.6           Controlling Law.  The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of Minnesota (other than its law respecting choice of law).  The Plan shall be construed to comply with all applicable law and to avoid liability to the Company, an Affiliate or a Participant.

7.7           Offset.  Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the payment of any Award to the Participant.  No cash shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

7.8           Nontransferability; Beneficiaries.  No Award shall be assignable or transferable by the Participant, otherwise than by will or the laws of descent and distribution or pursuant to a beneficiary designation. Each Participant may designate a Beneficiary to receive the proceeds of any Award held by the Participant at the time of the Participant’s death.  If a deceased Participant has named no Beneficiary, the proceeds of any Award held by the Participant at the time of death shall be transferred as provided in his or her will or by the laws of descent and distribution.

7.9           No Rights with Respect to Continuance of Employment.  Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship.  Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant.  The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract.  The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan.  There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant’s employment or service as existed prior to the individual becoming a Participant in this Plan.

7.10         Headings.  The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

7.11         Severability.  If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

7.12         Successors and Assigns.  This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company.  All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

7.13         Entire Agreement.  This Plan (including any Appendix thereto) constitutes the entire agreement with respect to the subject matter hereof and thereof.